Exhibit 99.1

Contact:  Martin J. Landon
(210) 255-6494

Elliot Sloane – Media
Sloane & Company
(212) 446-1860

KCI ANNOUNCES PUBLICATION OF CMS CODING DECISIONS

SAN ANTONIO--October 27, 2005—Kinetic Concepts, Inc. (NYSE: KCI) today announced that it has been notified by the Centers for Medicare and Medicaid Services (“CMS”) that a pump marketed by BlueSky Medical, Inc. has been assigned to the E2402 code for Negative Pressure Wound Therapy (“NPWT”) in connection with the 2006 Healthcare Common Procedure Coding System (“HCPCS”) decisions.  The E2402 NPWT code is the same code assigned to KCI’s V.A.C.® Therapy unit.

In connection with the HCPCS decisions, which go into effect on January 1, 2006, CMS published revised code descriptors for certain HCPCS codes.  The code descriptors for NPWT dressings have been changed in a way that may permit BlueSky dressings to be classified under those codes.  Also, based on a preliminary analysis, it appears that the existing code for reimbursement of V.A.C.® disposable canisters has been eliminated beginning in 2006 and KCI may be required to bill Medicare Part B for V.A.C.® canisters under an alternative code at a lower reimbursement rate.  Had this lower reimbursement rate been in effect at the beginning of 2005, we believe the direct impact of the price reduction would have been approximately a 1% reduction in U.S. V.A.C.® revenue for the nine month period ended September 30, 2005.  We have been informed by CMS that the reimbursement rates for all other NPWT codes remain unchanged.

“We are surprised by the CMS code decision because we believe that V.A.C.® Therapy is the only existing system clinically proven to deliver Negative Pressure Wound Therapy,” commented Dennert O. Ware, KCI’s President and Chief Executive Officer.  “We believe that the extensive and growing body of clinical evidence supporting the efficacy and cost-effectiveness of V.A.C.® Therapy will continue to distinguish V.A.C.® Therapy as the leader in the advanced wound care market.”

About KCI

Kinetic Concepts, Inc. is a global medical technology company with leadership positions in advanced wound care and therapeutic surfaces. We design, manufacture, market and service a wide range of proprietary products that can improve clinical outcomes while helping to reduce the overall cost of patient care. Our advanced wound care systems incorporate our proprietary V.A.C.® technology, which has been clinically demonstrated to help promote wound healing and can help reduce the cost of treating patients with serious wounds. Our therapeutic surfaces, including specialty hospital beds, mattress replacement systems and overlays, are designed to address pulmonary complications associated with immobility and to prevent skin breakdown. We have an infrastructure designed to meet the specific needs of medical professionals and patients across all health care settings including acute care hospitals, extended care facilities and patients' homes both in the United States and abroad.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including KCI’s interpretation of the codes and rates which will go into effect on January 1, 2006 and the potential impact on reimbursement for KCI products.  The forward-looking statements contained herein are based on our current expectations and are subject to a number of uncertainties which could cause these forward looking statements to change materially.  Factors which could cause these statements to be incorrect include any subsequent revision of the information published by CMS or changes in the coverage and reimbursement decisions of third party governmental payers.  What we believe would have been the pro forma impact of these changes on our revenue may not reflect the actual future impact, as the mix of revenue from our markets may shift and other factors may impact pricing.  All forward-looking statements included in this document are based upon information available to KCI as of the date hereof and KCI assumes no obligation to update any such forward-looking statements.

For a detailed discussion of uncertainties which may impact these forward-looking statements, please refer to the risk factors discussed in KCI’s filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and any subsequently filed reports.